As filed with the Securities and Exchange Commission on November 17, 2003



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                              THE SOUTHERN COMPANY
             (Exact name of registrant as specified in its charter)


                Delaware                                 58-0690070
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

       270 Peachtree Street, N.W.                          30303
            Atlanta, Georgia                             (Zip Code)
(Address of principal executive offices)

                 THE SOUTHERN COMPANY DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                            TOMMY CHISHOLM, Secretary
                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303
                     (Name and address of agent for service)
                                 (404) 506-5000
          (Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

            THOMAS A. FANNING                            MELISSA K. CAEN
Executive Vice President, Chief Financial             TROUTMAN SANDERS LLP
          Officer and Treasurer                    600 Peachtree Street, N.E.
           THE SOUTHERN COMPANY                            Suite 5200
        270 Peachtree Street, N.W.                 Atlanta, Georgia 30308-2216
          Atlanta, Georgia 30303

                                                CALCULATION OF REGISTRATION FEE

========================== ======================== ======================== ======================== ========================

                                                           Proposed                 Proposed
   Title of Each Class             Amount                   Maximum                  Maximum                 Amount of
      of Securities                 to be             Offering Price Per            Aggregate              Registration
    to be Registered             Registered            Share/Obligation        Offering Price (2)               Fee
-------------------------- ------------------------ ------------------------ ------------------------ ------------------------

  Deferred Compensation         $100,000,000                 100%                 $100,000,000                $8,090
     Obligations (1)
========================== ======================== ======================== ======================== ========================

         (1) The Deferred Compensation Obligations are general unsecured obligations of The Southern Company to pay deferred compensation in the future in accordance with The Southern Company Deferred Compensation Plan.

         (2) Estimated solely for the purposes of determining the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the estimate of the amount of compensation to be deferred by participants.
..

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The documents listed below are incorporated by reference in this registration statement; and all documents subsequently filed by The Southern Company ("SOUTHERN" or the "registrant") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

         (b)(1) The registrant's Current Reports on Form 8-K dated April 17, 2003, April 21, 2003 and May 21, 2003.

            (2) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

           Certain of SOUTHERN's financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements and schedules, and are incorporated by reference in this Registration Statement, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, SOUTHERN's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as its principal public accountants. SOUTHERN has not obtained reissued reports from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended, permits this Registration Statement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a shareholder's ability to assert claims against Andersen under Section 11(a) of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

Item 4.    Description of Securities.

           The summary of the obligations (the "Deferred Compensation Obligations") arising pursuant to The Southern Company Deferred Compensation Plan and any amendments thereto (together, the "Plan") is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as an exhibit hereto. The Deferred Compensation Obligations registered hereby are unsecured general obligations of SOUTHERN to make future payments of compensation that a select group of management and highly compensated employees elect to defer under the terms of the Plan. The Plan is unfunded for purposes of Title I of the Employee Retirement Income Security Act.

           The Deferred Compensation Obligations rank equally with any of SOUTHERN's other unsecured and unsubordinated indebtedness that may be outstanding from time to time, and Participants' (as defined below) deferrals are subject to the claims of SOUTHERN's general creditors in the event of bankruptcy or insolvency. An aggregate principal amount of $100,000,000 of the Deferred Compensation Obligations is being registered hereunder.

           A committee, consisting of the Vice President, Human Resources of SOUTHERN, the Director, System Compensation and Benefits of SOUTHERN and the Comptroller of SOUTHERN (the "Committee"), administers the Plan. Subject to the terms and conditions set forth in the Plan and conditions that the Committee may determine, each participating employee (a "Participant") may elect to defer up to fifty percent (50%) of his or her base annual salary, and up to one hundred percent (100%) of his or her incentive pay, or such greater or lesser amount as shall be determined by the Committee from time to time.

           When a Participant makes a deferral election, an account will be established on behalf of the Participant. The Participant then must choose one of the following investment indices for any compensation that he or she defers:
(1) SOUTHERN's Common Stock or (2) Prime interest rate. Contributions denominated in SOUTHERN's Common Stock will be credited with dividend equivalents that will be deemed reinvested in SOUTHERN's Common Stock and will be debited and credited commensurate with increases and decreases in the market price of SOUTHERN Common Stock. Contributions tied to the Prime interest rate will earn interest that will be credited monthly. A Participant is always 100% vested in his or her deferral accounts.

           A Participant must also select his or her distribution method for his or her account. Distributions are made only in cash and begin following termination of employment or retirement. A Participant may choose to receive a lump sum or annual installments. A Participant may change this initial distribution at any time, but no election made less than 12 months prior to a Participant's retirement or termination will be given effect. Distributions commence no later than 60 days following a Participant's termination or retirement date, or as soon as administratively possible after that date.

           The Committee, in its sole discretion upon written application by a Participant, may authorize the suspension of a Participant's election in the event of an unforeseen emergency or hardship of the Participant. Additionally, if the Committee determines that a Participant no longer qualifies for the Plan, the Committee shall have the right, in its sole discretion, to rescind the eligibility of the Participant to make further deferrals under the Plan.

           The Deferred Compensation Obligations are not subject to redemption, in whole or in part, and are not convertible into another security of SOUTHERN. A Participant does not have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payment of his or her Deferred Compensation Obligations.

           The Plan may be amended, modified or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no amendment, modification or termination shall impair any rights to any amounts which have been earned or deferred under the Plan prior to such amendment, modification or termination.

Item 5.    Interests of Named Experts and Counsel.

           None.

Item 6.    Indemnification of Directors and Officers.

            Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

            The By-Laws of SOUTHERN provide in substance that no present or future director or officer of SOUTHERN shall be liable for any act, omission, step or conduct taken or had in good faith which is required, authorized or approved by order issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating SOUTHERN or its subsidiaries by reason of their being public utility companies or public utility holding companies, or any amendment to any thereof. In the event that such provisions are found by a court not to constitute a valid defense, each such director and officer shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or imposed on him, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in such By-Laws described.

         The By-Laws of SOUTHERN also provide in pertinent part as follows:

                  "Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys' fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

                  Expenses (including attorneys' fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation."

         SOUTHERN has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

           Exhibit
           Number

         4.1 - Southern Company Deferred Compensation Plan, Amended and Restated effective February 23, 2001 and First Amendment thereto. (Designated in Form 10-K for the year ended December 31, 2001, File No. 1-3526, as Exhibit 10(a)(61) and in Form 10-Q for the quarter ended September 30, 2003, File No. 1-3526, as Exhibit 10(a)(4)).

         5.1    - Opinion of Troutman Sanders LLP, counsel to SOUTHERN.

         23.1 - Consent of Troutman Sanders LLP (contained in Exhibit 5.1 herein).

         23.2   - Consent of Deloitte & Touche LLP.

         24     - Powers of Attorney and resolution.

             Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

Item 9.    Undertakings.

         (a) Undertaking related to Rule 415 offering:

                  The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Undertaking relating to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

                           The undersigned registrant hereby undertakes that,
                  for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Undertaking relating to filing of registration statement on Form
S-8:

                           Insofar as indemnification for liabilities arising
                  under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 17, 2003.

                                   THE SOUTHERN COMPANY

                                   By: H. Allen Franklin
                                        Chairman of the Board, President and
                                        Chief Executive Officer


                                   By: /s/Wayne Boston
                                        Wayne Boston
                                        Attorney-in-Fact

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE           TITLE                                           DATE
---------           -----                                           ----

H. Allen Franklin   Director, Chairman of the
                    Board, President and Chief Executive Officer
                    (Principal Executive Officer)

Thomas A. Fanning   Executive Vice President, Chief Financial
                    Officer and Treasurer (Principal Financial
                    Officer)

W. Dean Hudson      Comptroller and Chief Accounting Officer
                    (Chief Accounting Officer)


Daniel P. Amos      )
Dorrit J. Bern      )
Bruce S. Gordon     )
Donald M. James     )       Directors
Zack T. Pate        )
Gerald J. St. Pe    )

By:  /s/Wayne Boston                                         November 17, 2003
       Wayne Boston
     Attorney-in-Fact